Exhibit 99.1

First Hawaiian Appoints Michael Fujimoto to the First Hawaiian, Inc. Board of Directors

Thursday October 13, 2022 at 4:00 p.m. | Source: First Hawaiian, Inc.

Michael Fujimoto

First Hawaiian, Inc. (NASDAQ: FHB), the parent company of First Hawaiian Bank, announced today the appointment of Michael Fujimoto, executive chairman of Hawaii Planing Mill, Ltd. dba HPM Building Supply, to serve on the Board of Directors of First Hawaiian, Inc.

HONOLULU, Oct. 13, 2022 (GLOBE NEWSWIRE) -- First Hawaiian, Inc. (NASDAQ: FHB), the parent company of First Hawaiian Bank, announced today the appointment of Michael Fujimoto, executive chairman of Hawaii Planing Mill, Ltd. dba HPM Building Supply, to serve on the Board of Directors of First Hawaiian, Inc. Fujimoto was appointed as a member of the Audit Committee and the Risk Committee of the Company’s Board of Directors, and currently serves on the board of directors of First Hawaiian Bank, a wholly owned subsidiary of the Company.

“Mike has played an integral role on the First Hawaiian Bank board, and we are pleased to extend his expertise to our First Hawaiian, Inc. Board of Directors,” said Bob Harrison, First Hawaiian Inc. Chairman, President and CEO. “His familiarity with the values and strategic direction of the bank will serve our stakeholders and employees well as we continue to modernize our operations and offerings to meet the evolving needs of our clients and customers.”

Fujimoto has led HPM Building Supply in various leadership roles including executive chairman, director, and president and chief executive officer from 1992-2018. He is currently a Trustee of the Parker Ranch Foundation Trust and has been Chairman of the Board and a member of the Audit and Governance Committees of Parker Ranch Inc., a privately held ranching operation located in Waimea on the Big Island of Hawaii. Fujimoto also serves as the Trustee and Chairman of the HPM Building Supply Foundation, Secretary of the Board of Directors of the Kohala Institute and Vice President of the Board of the New Moon Foundation. He holds a bachelor’s and master’s degree in Economics from the University of Massachusetts, Amherst, and a Master of Business Administration from the University of California, Berkeley.

First Hawaiian, Inc. (NASDAQ: FHB) is a bank holding company headquartered in Honolulu, Hawaii. Its principal subsidiary, First Hawaiian Bank, founded in 1858, is Hawaii’s largest financial institution with branch locations throughout Hawaii, Guam and Saipan. The company offers a comprehensive suite of banking services to consumer and commercial customers including deposit products, loans, wealth management, insurance, trust, retirement planning, credit card and merchant processing services. Customers may also access their accounts through ATMs, online and mobile banking channels. For more information about First Hawaiian, Inc., visit the Company’s website, www.fhb.com.

Media Contact:

Lindsay Chambers

Vice President & Public Relations Manager

First Hawaiian Bank

(808) 286-6340

LChambers@fhb.com

Investor Relations Contact:

Kevin Haseyama, CFA

(808) 525-6268

khaseyama@fhb.com

A photo accompanying this announcement is available at

https://www.globenewswire.com/NewsRoom/AttachmentNg/74b68514-a6d0-4cae-8ed1-bd96722f2be5